Exhibit 99.1

NEWS RELEASE

For Immediate Release

ASB BANCORP, INC. REPORTS FINANCIAL RESULTS

FOR THE QUARTER ENDED MARCH 31, 2015

ASHEVILLE, NORTH CAROLINA, May 1, 2015 /PRNewswire/ ― ASB Bancorp, Inc. (the “Company”) (NASDAQ GM: ASBB), the holding company for Asheville Savings Bank, S.S.B. (the “Bank”), announced today its operating results for the three-month period ended March 31, 2015. The Company reported net income of $622,000, or $0.16 per diluted common share, for the quarter ended March 31, 2015 compared to $404,000, or $0.09 per diluted common share, for the same quarter of 2014.

Suzanne DeFerie, President and CEO, noted, “Our latest quarterly financial results show increased net interest income over the previous four quarters with a continued improvement in our net interest margin to 3.01% compared to 2.94% in the previous quarter and 2.90% in the comparable quarter of 2014. We grew loans by $19.9 million during the first quarter and increased interest income from loans by 12.2% compared to the first quarter of 2014. The growth in loans for the quarter was funded in part by a $9.2 million growth in lower cost core deposits since December 31, 2014. We continue our focus on building relationships with clients while we explore ways in which we can more quickly and profitably leverage our capital.”

2015 First Quarter Highlights

➢	Net income for the first quarter of 2015 was $622,000, or $0.16 per diluted common share, compared to $404,000, or $0.09 per diluted common share, for the first quarter of 2014.

➢	Net interest income increased 9.0% to $5.3 million for the three months ended March 31, 2015 from $4.9 million for the three months ended March 31, 2014. The net interest margin improved to 3.01% for the first quarter of 2015 compared to 2.90% for the first quarter of 2014.

➢	Interest income from loans increased 12.2% in the first quarter of 2015 compared to the first quarter of 2014, primarily reflecting an $80.5 million increase in average loan balances when comparing the two quarters.

➢	Interest expense decreased 2.9% in the first quarter of 2015 compared to the first quarter of 2014.

➢	The Company recorded a $194,000 provision for loan losses in the first quarter of 2015 compared to a recovery of loan losses of $(68,000) in the first quarter of 2014. The allowance for loan losses declined to 1.12% of total loans at March 31, 2015 from 1.14% at December 31, 2014, and the allowance coverage of nonperforming loans was 197.5% at March 31, 2015 compared to 221.3% at December 31, 2014.

➢	Loan balances increased $19.9 million, or 3.8%, to $541.7 million during the first quarter of 2015 and increased $86.3 million, or 18.9%, since March 31, 2014 as new loan originations exceeded loan repayments, prepayments and foreclosures.

➢	Noninterest expenses decreased 1.5% to $5.8 million for the first quarter of 2015 from $5.9 million for the first quarter of 2014, due to decreases in foreclosed property expenses and overhead expense reduction initiatives.

➢	Delinquent and nonperforming loans were 0.27% and 0.56%, respectively, of total loans at March 31, 2015, compared to 0.60% and 0.52%, respectively, of total loans at December 31, 2014.

➢	Nonperforming assets, including foreclosed properties, were 1.61% of total assets at March 31, 2015 compared to 1.51% of total assets at December 31, 2014 and 2.07% of total assets at March 31, 2014.

➢	Core deposits, which exclude certificates of deposit, increased $9.2 million, or 2.0%, since December 31, 2014 and $34.9 million, or 8.2%, since March 31, 2014. Noninterest-bearing deposits have increased $5.3 million, or 5.4%, since December 31, 2014, while commercial non-maturity deposits increased $5.7 million, or 4.7%, over the same period.

➢	Book value per common share increased to $21.93 at March 31, 2015 from $21.56 at December 31, 2014 and $20.53 at March 31, 2014.

➢	Capital remained strong with consolidated regulatory capital ratios of 18.42% common equity tier 1 capital, 13.16% tier 1 leverage capital, 18.42% tier 1 risk-based capital and 19.53% total risk-based capital.

➢	On March 31, 2015, the Company announced a plan to repurchase up to 5%, or 218,920 shares, of its common stock.

DeFerie commented, “We are encouraged by our improving core performance and remain optimistic about our Company's prospects in 2015 to create shareholder value through increased earnings and prudent balance sheet management.”

Income Statement Analysis

Net Interest Income. Net interest income increased by $439,000, or 9.0%, to $5.3 million for the three months ended March 31, 2015 compared to $4.9 million for the three months ended March 31, 2014. Interest income on loans increased $599,000, primarily resulting from an $80.5 million increase in the average loan balances, partially offset by a 21 basis point decrease in the average yield on loans. Interest on securities decreased $168,000, attributable to a $34.0 million decrease in the average balance in mortgage-backed and other investment securities and a 9 basis point reduction in the average yield earned on the investment portfolio. Interest expense decreased $26,000, or 2.9%, to $861,000 for the three months ended March 31, 2015 from $887,000 for the three months ended March 31, 2014, due to a 3 basis point reduction in the average rate paid on interest-bearing deposits, partially offset by an increase of $7.0 million in the average balance of interest-bearing deposits. The lower cost of interest-bearing deposits was primarily attributable to a lower average balance of certificates of deposit, as well as an average rate reduction of 2 basis points on certificates of deposit, and reductions in average rates paid on NOW and savings accounts, which were partially offset by increases in the average balances of NOW, money market and savings accounts as the Company continued its focus on core deposit growth.

DeFerie commented, “We believe an important measure of our performance is the improvement demonstrated in increasing interest income through loan growth, lowering interest expense through disciplined deposit pricing and core deposit growth, resulting in net interest margin improvement.”

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Noninterest Income. Noninterest income increased $154,000, or 10.6%, to $1.6 million for the three months ended March 31, 2015 from $1.5 million for the three months ended March 31, 2014. Factors that contributed to the increase in noninterest income during the 2015 period included increases of $135,000 in mortgage banking income, $46,000 in income from debit card services and $21,000 in income from an investment in a Small Business Investment Company, which were partially offset by $58,000 in lower securities gains. The increase in mortgage banking income was attributable to higher volumes of residential mortgage loans originated and sold. Increased transaction volume also drove the rise in income from debit card services.

Noninterest Expenses. Noninterest expenses decreased $88,000, or 1.5%, to $5.8 million for the three months ended March 31, 2015 from $5.9 million for the three months ended March 31, 2014. The lower 2015 noninterest expenses primarily reflected decreases of $84,000 in foreclosed property expenses, $71,000 in data processing expenses and $19,000 in occupancy expenses, which were partially offset by increases of $46,000 in compensation expenses and $48,000 in various other expenses. The decrease in foreclosed property expenses included a reduction of $19,000 in valuation write-downs of foreclosed properties. Increased pension plan expense was the primary factor contributing to higher compensation expenses.

Balance Sheet Review

Assets. Total assets increased $14.4 million, or 1.9%, to $774.4 million at March 31, 2015 from $760.0 million at December 31, 2014. Cash and cash equivalents increased $3.2 million, or 5.6%, to $60.1 million at March 31, 2015 from $56.9 million at December 31, 2014 in anticipation of loan growth. Investment securities decreased $12.3 million, or 8.5%, to $133.1 million at March 31, 2015 from $145.4 million at December 31, 2014, primarily due to the sale of investment securities to fund anticipated loan growth. Loans receivable, net of deferred fees, increased $19.9 million, or 3.8%, to $541.7 million at March 31, 2015 from $521.8 million at December 31, 2014 as new loan originations exceeded loan repayments, prepayments and foreclosures.

Liabilities. Total deposits increased $8.9 million, or 1.5%, to $612.3 million at March 31, 2015 from $603.4 million at December 31, 2014. During the three months ended March 31, 2015, the Company continued its focus on core deposit growth, from which it excludes certificates of deposit. Core deposits increased $9.2 million, or 2.0%, to $458.5 million at March 31, 2015 from $449.3 million at December 31, 2014.

Commercial checking and money market accounts increased $5.7 million, or 4.7%, to $127.3 million at March 31, 2015 from $121.6 million at December 31, 2014, reflecting expanded sources of lower cost funding. The Company’s initiatives to obtain new commercial deposit relationships in conjunction with making new commercial loans significantly contributed to this increase and reflects a commitment to establishing diversified relationships with business clients.

Over the same period, certificates of deposit decreased $272,000, or 0.2%, to $153.8 million at March 31, 2015 from $154.1 million at December 31, 2014 as the Company continued its focus on core deposit growth. Accounts payable and other liabilities increased $3.5 million, or 30.3%, to $15.1 million at March 31, 2015 from $11.6 million at December 31, 2014. The increase in accounts payable and other liabilities at March 31, 2015 was primarily attributable to securities purchased in the process of settlement at the end of the first quarter.

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Asset Quality

Provision for Loan Losses. The Company recorded a provision for loan losses in the amount of $194,000 for the three months ended March 31, 2015 compared to a recovery of loan losses of $(68,000) for the three months ended March 31, 2014. Charge-offs were $252,000 for the first three months of 2015 compared to $94,000 for the first three months of 2014. The increase in the provision for loan losses for the quarter was primarily due to growth in loan volume, while the increase in charge-offs was related to two large loans charged off during the first quarter of 2015.

Nonperforming Assets. Nonperforming assets totaled $12.4 million, or 1.61% of total assets, at March 31, 2015, compared to $11.5 million, or 1.51% of total assets, at December 31, 2014. Nonperforming assets included $3.0 million in nonperforming loans and $9.4 million in foreclosed real estate at March 31, 2015 compared to $2.7 million and $8.8 million, respectively, at December 31, 2014.

Nonperforming loans increased $371,000 to $3.0 million, or 0.56% of total loans, at March 31, 2015 from $2.7 million, or 0.52% of total loans, at December 31, 2014. Of the $371,000 increase in nonperforming loans for the quarter, $337,000 related to additional nonperforming mortgage loans. Collateral on nonperforming loans in the amount of $745,000 was moved into foreclosed real estate, while performing troubled debt restructurings decreased $41,000, or 0.9%, when comparing the same periods. Total performing troubled debt restructurings and nonperforming assets increased $899,000, or 5.5%, to $17.2 million, or 2.22% of total assets, at March 31, 2015 compared to $16.3 million, or 2.15% of total assets, at December 31, 2014.

At March 31, 2015, nonperforming loans included six residential mortgage loans that totaled $1.6 million, two commercial mortgage loans that totaled $863,000, five revolving home equity loans that totaled $367,000 and four commercial and industrial loans that totaled $274,000. As of March 31, 2015, the nonperforming loans had specific reserves totaling $174,000.

Foreclosed real estate at March 31, 2015 included ten properties with a total recorded amount of $9.4 million compared to ten properties with a total recorded amount of $8.8 million at December 31, 2014. During the three months ended March 31, 2015, one new property in the amount of $745,000 was added to foreclosed real estate, while one property in the amount of $89,000 was sold. In addition, the Bank sold one of its 15 units in a mixed-use condominium complex for net proceeds of $89,000 during the first quarter of 2015. The Bank recorded no capital additions and no loss provisions during the first three months of 2015.

The Bank’s largest foreclosed property resulted from a loan relationship that had an original purpose of constructing a mixed-use retail, commercial office, and residential condominium project located in western North Carolina. As a result of this foreclosure, the Bank acquired 44 of the 48 condominium units in the building. Following an additional write-down of approximately $630,000 on the loans secured by this collateral in the fourth quarter of 2012, the Bank recorded this foreclosed property in the amount of $9.8 million. During 2013, the Bank recorded additional write-downs totaling $1.6 million, which resulted in an adjusted recorded amount of $8.2 million at December 31, 2013. During the year ended December 31, 2014, the Bank recorded an additional write-down of $133,000 on the property and sold 28 residential condominium units and one office unit. During the first quarter of 2015, the Bank sold one office unit. At March 31, 2015, the adjusted recorded amount was $4.4 million for the remaining eight retail units and six office units.

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Outlook

DeFerie concluded, “We are pleased with the progress we have made to improve the Company's balance sheet. The ongoing strength of our loan portfolio, asset quality management and improvement in operating efficiencies should have an increasingly positive impact on future earnings and the Company's ability to deliver increasing value to shareholders.”

Profile

The Bank is a North Carolina chartered stock savings bank offering traditional financial services through 13 full-service banking centers located in Buncombe, Madison, McDowell, Henderson and Transylvania counties in Western North Carolina and a loan production office in Mecklenburg County. Originally chartered in 1936 and headquartered in Asheville, North Carolina, the Bank is locally managed with a focus on fostering strong relationships with its customers, its employees and the communities it serves. The Bank was recognized as the 2014 #1 Best Bank and #1 Best Bank for Small Business Services by the readers of the Mountain Xpress newspaper in Western North Carolina and was also awarded the Best Bank in McDowell County for 2014 by the readers of The McDowell News newspaper.

This news release, as well as other written communications made from time to time by the Company and its subsidiaries and oral communications made from time to time by authorized officers of the Company, may contain statements relating to the future results of the Company (including certain projections and business trends) that are considered “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995 (the PSLRA). Such forward-looking statements may be identified by the use of such words as “believe,” “expect,” “anticipate,” “should,” “planned,” “estimated,” “intend” and “potential.” For these statements, the Company claims the protection of the safe harbor for forward-looking statements contained in the PSLRA.

The Company cautions you that a number of important factors could cause actual results to differ materially from those currently anticipated in any forward-looking statement. Such factors include, but are not limited to: prevailing economic and geopolitical conditions; changes in interest rates, loan demand, real estate values and competition; changes in accounting principles, policies, and guidelines; changes in any applicable law, rule, regulation or practice with respect to tax or legal issues; and other economic, competitive, governmental, regulatory and technological factors affecting the Company’s operations, pricing, products and services and other factors described in the Company’s Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q as filed with the Securities and Exchange Commission. The forward-looking statements are made as of the date of this release, and, except as may be required by applicable law or regulation, the Company assumes no obligation to update the forward-looking statements or to update the reasons why actual results could differ from those projected in the forward-looking statements.

Contact:	Suzanne S. DeFerie
Chief Executive Officer
(828) 254-7411

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Selected Financial Condition Data

	March 31,	December 31,
(Dollars in thousands)	2015	2014*	% Change

Total assets	$774,420	$760,050	1.9%
Cash and cash equivalents	60,061	56,858	5.6%
Investment securities	133,118	145,461	-8.5%
Loans receivable, net of deferred fees	541,706	521,820	3.8%
Allowance for loan losses	(6,042)	(5,949)	-1.6%
Deposits	612,287	603,379	1.5%
Core deposits**	458,465	449,286	2.0%
FHLB advances	50,000	50,000	0.0%
Accounts payable and other liabilities	15,137	11,614	30.3%
Total equity	96,008	94,397	1.7%

* Derived from audited consolidated financial statements.

** Core deposits are defined as total deposits excluding certificates of deposit.

Selected Operating Data

(Dollars in thousands,	Three Months Ended
except per share data)	March 31,
	2015	2014	% Change

Interest and dividend income	$6,154	$5,741	7.2%
Interest expense	861	887	-2.9%
Net interest income	5,293	4,854	9.0%
Provision for (recovery of) loan losses	194	(68)	385.3%
Net interest income after provision for (recovery of) loan losses	5,099	4,922	3.6%
Noninterest income	1,610	1,456	10.6%
Noninterest expenses	5,772	5,860	-1.5%
Income before income tax provision	937	518	80.9%
Income tax provision	315	114	176.3%
Net income	$622	$404	54.0%

Net income per common share:
Basic	$0.16	$0.09	77.8%
Diluted	$0.16	$0.09	77.8%
Average shares outstanding:
Basic	3,899,419	4,461,521	-12.6%
Diluted	3,975,886	4,493,617	-11.5%
Ending shares outstanding	4,378,411	4,964,611	-11.8%

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Selected Average Balances and Yields/Costs

	For The Three Months Ended March 31,
	2015		2014
	Average	Yield/	Average	Yield/
(Dollars in thousands)	Balance	Cost	Balance	Cost

Loans receivable	$535,130	4.18%	$454,621	4.39%
Investment securities, including tax-exempt (1)	137,741	1.93%	171,755	2.02%
Other interest-earning assets	52,227	0.50%	68,121	0.49%
Total interest-earning assets (1)	725,098	3.49%	694,497	3.42%
Interest-bearing deposits	506,065	0.30%	499,043	0.33%
Federal Home Loan Bank advances	50,000	3.93%	50,000	3.93%
Total interest-bearing liabilities	557,019	0.63%	549,929	0.65%

Interest rate spread (1)		2.86%		2.77%
Net interest margin (1)		3.01%		2.90%

(1) Yields on tax-exempt securities have been included on a tax-equivalent basis using a 34% federal marginal tax rate.

Selected Asset Quality Data

	Three Months Ended
Allowance for Loan Losses	March 31,
(Dollars in thousands)	2015	2014

Allowance for loan losses, beginning of period	$5,949	$7,307
Provision for (recovery of) loan losses	194	(68)

Charge-offs	(252)	(94)
Recoveries	151	44
Net charge-offs	(101)	(50)

Allowance for loan losses, end of period	$6,042	$7,189

Allowance for loan losses as a percent of:
Total loans	1.12%	1.58%
Total nonperforming loans	197.52%	377.38%

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Nonperforming Assets	March 31,	December 31,
(Dollars in thousands)	2015	2014	% Change

Nonperforming loans:
Nonaccruing loans (1)
Commercial:
Commercial mortgage	$863	$881	-2.0%
Commercial and industrial	274	221	24.0%
Total commercial	1,137	1,102	3.2%
Non-commercial:
Residential mortgage	1,554	1,354	14.8%
Revolving mortgage	367	230	59.6%
Consumer	1	2	-50.0%
Total non-commercial	1,922	1,586	21.2%
Total nonaccruing loans (1)	3,059	2,688	13.8%

Total loans past due 90 or more days and still accruing	-	-	0.0%
Total nonperforming loans	3,059	2,688	13.8%
Foreclosed real estate	9,383	8,814	6.5%

Total nonperforming assets	12,442	11,502	8.2%

Performing troubled debt restructurings (2)	4,763	4,804	-0.9%
Performing troubled debt restructurings and total nonperforming assets	$17,205	$16,306	5.5%

Nonperforming loans as a percent of total loans	0.56%	0.52%
Nonperforming assets as a percent of total assets	1.61%	1.51%
Performing troubled debt restructurings and total nonperforming assets to total assets	2.22%	2.15%

(1) Nonaccruing loans include nonaccruing troubled debt restructurings.

(2) Performing troubled debt restructurings exclude nonaccruing troubled debt restructurings.

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Foreclosed Real Estate by Loan Type	March 31, 2015		December 31, 2014
(Dollars in thousands)	Number	Amount	Number	Amount

Commercial construction and land development	8	$8,617	8	$8,706
Residential mortgage	2	766	2	108
Total	10	$9,383	10	$8,814

Foreclosed Real Estate	Three Months Ended
(Dollars in thousands)	March 31, 2015

Beginning balance	$8,814
Transfers from loans	745
Gain on sale of foreclosed properties	2
Net proceeds from sales of foreclosed properties	(178)
Ending balance	$9,383

Selected Average Balances and Performance Ratios

	Three Months Ended
	March 31,
(Dollars in thousands)	2015	2014

Selected Average Balances
Average total loans	$535,130	$454,621
Average total interest-earning assets	725,098	694,497
Average total assets	760,842	738,341
Average total interest-bearing deposits	506,065	499,043
Average total deposits	600,612	576,066
Average total interest-bearing liabilities	557,019	549,929
Average total shareholders’ equity	95,808	102,636

Selected Performance Ratios
Return on average assets (1)	0.33%	0.22%
Return on average equity (1)	2.63%	1.60%
Interest rate spread (1) (2)	2.86%	2.77%
Net interest margin (1) (3)	3.01%	2.90%
Noninterest expense to average assets (1)	3.08%	3.22%
Efficiency ratio (4)	82.55%	91.15%

(1)	Ratios are annualized.
(2)	Represents the difference between the weighted average yield on average interest-earning assets and the weighted average cost of average interest-bearing liabilities. Yields on tax-exempt securities have been included on a tax-equivalent basis using a 34% federal marginal tax rate.
(3)	Represents net interest income as a percent of average interest-earning assets. Yields on tax-exempt securities have been included on a tax-equivalent basis using a 34% federal marginal tax rate.
(4)	Represents noninterest expenses divided by the sum of net interest income, on a tax-equivalent basis using a 34% federal marginal tax rate, and noninterest income.

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Quarterly Earnings Data

	Three Month Periods Ended
(Dollars in thousands,	March 31,	December 31,	September 30,	June 30,	March 31,
except per share data)	2015	2014	2014	2014	2014

Income Statement Data:
Interest and dividend income	$6,154	$6,117	$5,873	$5,771	$5,741
Interest expense	861	877	886	886	887
Net interest income	5,293	5,240	4,987	4,885	4,854
Provision for (recovery of) loan losses	194	220	240	(1,390)	(68)
Net interest income after provision for (recovery of) loan losses	5,099	5,020	4,747	6,275	4,922
Noninterest income	1,610	1,681	1,642	1,554	1,456
Noninterest expenses	5,772	5,714	5,624	6,350	5,860
Income before income tax provision	937	987	765	1,479	518
Income tax provision	315	345	263	538	114
Net income	$622	$642	$502	$941	$404

Data Per Common Share:
Net income per share – Basic	$0.16	$0.17	$0.13	$0.22	$0.09
Net income per share – Diluted	$0.16	$0.16	$0.12	$0.21	$0.09
Book value per share	$21.93	$21.56	$21.53	$21.06	$20.53
Weighted average shares outstanding:
Basic	3,899,419	3,867,296	3,940,229	4,342,618	4,461,521
Diluted	3,975,886	3,952,660	4,018,945	4,384,154	4,493,617
Ending shares outstanding	4,378,411	4,378,411	4,378,411	4,831,311	4,964,611

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Quarterly Financial Condition Data

	As Of	As Of	As Of	As Of	As Of
	March 31,	December 31,	September 30,	June 30,	March 31,
(Dollars in thousands)	2015	2014 (1)	2014	2014	2014

Ending Balance Sheet Data:
Total assets	$774,420	$760,050	$749,033	$754,496	$748,089
Cash and cash equivalents	60,061	56,858	78,412	93,825	98,554
Investment securities	133,118	145,461	149,530	153,921	156,036
Loans receivable, net of deferred fees	541,706	521,820	487,904	472,012	455,434
Allowance for loan losses	(6,042)	(5,949)	(5,852)	(5,770)	(7,189)
Deposits	612,287	603,379	594,798	592,683	585,752
Core deposits (2)	458,465	449,286	433,983	432,201	423,567
FHLB advances	50,000	50,000	50,000	50,000	50,000
Total equity	96,008	94,397	94,285	101,727	101,947

Regulatory Capital Ratios (3):
Common equity tier 1 capital	18.42%	n/a	n/a	n/a	n/a
Tier 1 leverage capital	13.16%	13.17%	13.17%	14.16%	14.38%
Tier 1 risk-based capital	18.42%	19.83%	21.17%	23.69%	24.29%
Total risk-based capital	19.53%	21.01%	22.42%	24.94%	25.54%

Asset Quality:
Nonperforming loans	$3,059	$2,688	$3,424	$2,034	$1,905
Nonperforming assets	12,442	11,502	12,593	12,409	15,516
Nonperforming loans to total loans	0.56%	0.52%	0.70%	0.43%	0.42%
Nonperforming assets to total assets	1.61%	1.51%	1.68%	1.64%	2.07%
Allowance for loan losses	$6,042	$5,949	$5,852	$5,770	$7,189
Allowance for loan losses to total loans	1.12%	1.14%	1.20%	1.22%	1.58%
Allowance for loan losses to nonperforming loans	197.52%	221.32%	170.91%	283.68%	377.38%

(1) Ending balance sheet data as of December 31, 2014 was derived from audited consolidated financial statements.

(2) Core deposits are defined as total deposits excluding certificates of deposit.

(3) Current quarter capital ratios are based on BASEL III and prior quarters are based on BASEL I.

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